Exhibit 99.1

CHINA DIGITAL APPOINTS NEW PRESIDENT AND DIRECTOR

LOS ANGELES, CA and SHENZHEN, CHINA--(MARKET WIRE)--Feb 27, 2006 -- China Digital Communication Group (OTC BB:CHID.OB - News) ("China Digital"), one of the fastest growing battery components manufacturers in China, announced today that it has appointed Yu Xi Sun as its President and as a Director.

Ms. Sun joins China Digital from Shenzhen E'Jenie, a wholly owned subsidiary of China Digital, where she was Vice President. Prior to Shenzhen E'Jenie, Ms. Sun was a Marketing Manager and then was promoted to Assistant President at Shenzhen E'Jenie Science and Technology Development Co., Ltd. Prior to Shenzhen E'Jenie Science, Ms. Sun was a Marketing Director of the Eastern China Area at Shenzhen City Li Ke Energy Co., Ltd, and is the former Legal Counsel for Hubei Xing Yuan Battery Co., Ltd. Ms. Sun earned an M.S. in Law from Hubei University.

Chang Chun Zheng, CEO and Chairman of China Digital, stated, "We are pleased to welcome Ms. Sun as President and Director to our management team. Ms. Sun complements our management team, bringing additional expertise in marketing, management and legal advisory, as we execute our growth strategies."

About China Digital Communication Group

China Digital Communication Group, through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China, while also seeking distribution partners in the United States. For more information, visit www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

Contact:
     For further information, contact:
     At the Company:
     China Digital Communication Group
     Roy Teng
     310-461-1322
     E-mail: Email Contact
     http://www.chinadigitalgroup.com


     Investor Relations:
     OTC Financial Network
     Peter Clark
     781-444-6100, x629
     Email Contact
     http://www.otcfn.com/chid